Exhibit 99.1

Sunrun Reports Second Quarter 2018 Financial Results
Total deployments of 91 MWs, an increase of 20% year-over-year
Customers now exceed 202,000, an increase of 29% year-over-year
Reiterating full year guidance of 15% growth in deployments
SAN FRANCISCO, August 9, 2018, Sunrun (Nasdaq: RUN), the nation’s largest provider of residential solar, storage and energy services, today announced financial results for the second quarter ended June 30, 2018.
“We continue to gain share, installing a record amount of solar energy and home batteries this quarter, driven by over 40% growth in our direct business,” said Lynn Jurich, Sunrun’s chief executive officer. “We have now delivered clean, resilient and affordable energy to more than 202,000 customers. Given our market leadership position and enormous opportunity for growth, we are investing heavily to strengthen our competitive advantages in customer acquisition and experience.”

Adoption of New Accounting Standards

On January 1, 2018, Sunrun adopted FASB’s new accounting standards for contracts with customers (“Topic 606”) and lease accounting rules (“ASC 842”), using retrospective methods. Adoption requires that prior financial results are recast to reflect the new standards. Unless otherwise specified, financial results for both the second quarter of 2018 and the second quarter of 2017 are presented in this release under Topic 606 and ASC 842. The financial results for the second quarter of 2017 may differ from those previously reported.
Key Operating Metrics
In the second quarter of 2018, MW deployed increased to 91 MW from 76 MW in the second quarter of 2017, a 20% year-over-year increase.
Creation Cost per watt was $3.12 in the second quarter of 2018 compared to $3.37 in the second quarter of 2017, an improvement of 7% year-over-year. The presentation of Creation Cost for the second quarter of 2017 remains as previously reported, as the calculation due to the adoption of the new accounting standards and the resulting recast financials would have resulted in immaterial changes in the Creation Cost for that period.
NPV per watt in the second quarter of 2018 was $0.98 compared to $1.10 in the second quarter of 2017.
NPV created in the second quarter of 2018 was $77 million, a 4% increase from $74 million in the second quarter of 2017. Project Value per watt was $4.10, compared to $4.47 in the second quarter of 2017.
Gross Earning Assets as of June 30, 2018 were $2.6 billion, up $684 million, or 36% since June 30, 2017. Net Earning Assets as of June 30, 2018 were $1.3 billion, up $195 million, or 18% from the prior year.
Financing Activities

As of August 9, 2018, closed transactions and executed term sheets provide us expected project debt capacity into the first quarter of 2019 and tax equity capacity into the second quarter of 2019.
Second Quarter 2018 GAAP Results
Customer agreements and incentives revenue grew 58% year-over-year to $91.6 million. Solar energy systems and product sales increased 9% year-over-year to $78.9 million. Total revenue grew to $170.5 million in the second quarter of 2018, up $39.9 million, or 31% from the second quarter of 2017.
Total cost of revenue was $122.0 million, an increase of 15% year-over-year. Total operating expenses were $205.5 million, an increase of 20% year-over-year.

Net income available to common stockholders was $7.4 million in the second quarter of 2018, compared to $18.3 million in the second quarter of 2017.
Diluted net earnings per share available to common stockholders was $0.06 per share.
Guidance for Q3 and Full Year 2018
The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially.
In Q3, we expect to deploy approximately 100 MW.
For the full year 2018, we continue to expect deployments to grow 15% year-over-year.
Conference Call Information
Sunrun is hosting a conference call for analysts and investors to discuss its second quarter 2018 results and outlook for its third quarter 2018 at 2:00 p.m. Pacific Time today, August 9, 2018. A live audio webcast of the conference call along with supplemental financial information will be accessible via the “Investor Relations” section of the Company’s website at http://investors.sunrun.com. The conference call can also be accessed live over the phone by dialing (877) 470-1078 (domestic) or (615) 247-0087 (international) using ID #7085289. A replay will be available following the call via the Sunrun Investor Relations website or for one week at the following numbers (855) 859-2056 (domestic) or (404) 537-3406 (international) using ID #7085289.
About Sunrun
Sunrun (Nasdaq:RUN) is the nation’s leading residential solar, storage and energy services company.  With a mission to create a planet run by the sun, Sunrun has led the industry since 2007 with its solar-as-a-service model, which provides clean energy to households with little to no upfront cost and at a saving compared to traditional electricity. The company designs, installs, finances, insures, monitors and maintains the systems, while families receive predictable pricing for 20 years or more. The company also offers a home solar battery service, Sunrun Brightbox, that manages household solar energy, storage and utility power with smart inverter technology. For more information, please visit: www.sunrun.com.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, including statements regarding our market leadership, competitive advantages, investments, market adoption rates, our future financial and operating guidance, operational and financial results such as growth, value creation, MW deployments, gross and net earning assets, project value, estimated creation costs and NPV, and the assumptions related to the calculation of the foregoing metrics, as well as our expectations regarding our growth and financing capacity. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to: the availability of additional financing on acceptable terms; changes in the retail prices of traditional utility generated electricity; changes in policies and regulations including net metering and interconnection limits or caps; the availability of rebates, tax credits and other incentives; the availability of solar panels and other raw materials; our limited operating history, particularly as a new public company; our ability to attract and retain our relationships with third parties, including our solar partners; our ability to meet the covenants in our investment funds and debt facilities; and such other risks identified in the reports that we file with the U.S. Securities and Exchange Commission, or SEC, from time to time. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

Consolidated Balance Sheets
(In Thousands)

	June 30, 2018	December 31, 2017

Assets
Current assets:
Cash	$215,706	$202,525
Restricted cash	54,549	39,265
Accounts receivable, net	123,334	112,069
State tax credits receivable	—	11,085
Inventories	81,304	94,427
Prepaid expenses and other current assets	9,114	9,202
Total current assets	484,007	468,573
Restricted cash	148	—
Solar energy systems, net	3,437,822	3,161,570
Property and equipment, net	32,816	36,402
Intangible assets, net	12,191	14,294
Goodwill	87,543	87,543
Other assets	244,841	194,754
Total assets	$4,299,368	$3,963,136
Liabilities and total equity
Current liabilities:
Accounts payable	$85,104	$115,193
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	15,063	13,583
Accrued expenses and other liabilities	98,294	97,230
Deferred revenue, current portion	45,194	42,609
Deferred grants, current portion	8,173	8,193
Finance lease obligations, current portion	7,332	7,421
Non-recourse debt, current portion	24,571	21,529
Pass-through financing obligation, current portion	38,762	5,387
Total current liabilities	322,493	311,145
Deferred revenue, net of current portion	534,848	522,243
Deferred grants, net of current portion	223,019	227,519
Finance lease obligations, net of current portion	5,685	5,811
Recourse debt	247,000	247,000
Non-recourse debt, net of current portion	1,226,038	1,026,416
Pass-through financing obligation, net of current portion	221,405	132,823
Other liabilities	39,691	42,743
Deferred tax liabilities	103,939	83,119
Total liabilities	2,924,118	2,598,819
Redeemable noncontrolling interests	129,929	123,801
Total stockholders’ equity	958,416	881,582
Noncontrolling interests	286,905	358,934
Total equity	1,245,321	1,240,516
Total liabilities, redeemable noncontrolling interests and total equity	$4,299,368	$3,963,136

Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue:
Customer agreements and incentives	$91,605	$58,111	$158,595	$107,201
Solar energy systems and product sales	78,933	72,511	156,306	128,530
Total revenue	170,538	130,622	314,901	235,731
Operating expenses:
Cost of customer agreements and incentives	57,769	45,289	112,345	87,902
Cost of solar energy systems and product sales	64,268	60,938	128,847	110,369
Sales and marketing	49,237	35,056	93,316	68,188
Research and development	5,052	3,710	8,948	6,706
General and administrative	28,130	25,228	61,023	49,836
Amortization of intangible assets	1,051	1,051	2,102	2,102
Total operating expenses	205,507	171,272	406,581	325,103
Loss from operations	(34,969)	(40,650)	(91,680)	(89,372)
Interest expense, net	31,872	21,971	60,070	42,529
Other expenses (income), net	508	208	(1,184)	683
Loss before income taxes	(67,349)	(62,829)	(150,566)	(132,584)
Income tax expense	4,378	10,781	12,581	16,181
Net loss	(71,727)	(73,610)	(163,147)	(148,765)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(79,136)	(91,956)	(198,588)	(176,993)
Net income available to common stockholders	$7,409	$18,346	$35,441	$28,228
Net income per share available to common stockholders
Basic	$0.07	$0.17	$0.33	$0.27
Diluted	$0.06	$0.17	$0.31	$0.26
Weighted average shares used to compute net income per share available to common stockholders
Basic	109,559	105,093	108,510	104,568
Diluted	117,067	107,347	113,930	106,911

Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Operating activities:
Net loss	$(71,727)	$(73,610)	$(163,147)	$(148,765)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization, net of amortization of deferred grants	37,794	31,706	73,980	61,654
Deferred income taxes	4,379	10,780	12,582	16,179
Stock-based compensation expense	5,548	5,515	16,242	11,389
Interest on pass-through financing obligations	3,903	3,156	7,002	6,274
Reduction in pass-through financing obligations	(5,114)	(3,590)	(10,142)	(8,142)
Other noncash losses and expenses	6,464	4,572	12,131	10,152
Changes in operating assets and liabilities:
Accounts receivable	(12,684)	(13,719)	(13,044)	(10,254)
Inventories	6,598	6,859	13,123	14,582
Prepaid and other assets	(13,728)	(6,248)	(20,474)	(16,067)
Accounts payable	(19,858)	6,993	(32,840)	2,636
Accrued expenses and other liabilities	5,009	4,786	(2,039)	(6,511)
Deferred revenue	(12,011)	11,109	(4,555)	17,702
Net cash used in operating activities	(65,427)	(11,691)	(111,181)	(49,171)
Investing activities:
Payments for the costs of solar energy systems	(183,772)	(180,225)	(346,962)	(339,979)
Purchases of property and equipment	(1,241)	(1,854)	(2,762)	(4,464)
Net cash used in investing activities	(185,013)	(182,079)	(349,724)	(344,443)
Financing activities:
Proceeds from state tax credits, net of recapture	10,483	(217)	10,434	13,171
Proceeds from issuance of recourse debt	—	34,000	2,000	91,400
Repayment of recourse debt	—	(34,400)	(2,000)	(88,400)
Proceeds from issuance of non-recourse debt	154,332	161,300	250,232	199,525
Repayment of non-recourse debt	(41,555)	(79,926)	(48,677)	(84,830)
Payment of debt fees	(5,253)	(4,955)	(9,133)	(4,955)
Proceeds from pass-through financing and other obligations	150,130	1,614	151,632	3,062
Payment of finance lease obligations	(1,968)	(2,513)	(4,081)	(5,262)
Contributions received from noncontrolling interests and redeemable noncontrolling interests	23,864	140,980	167,468	303,545
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(18,038)	(11,748)	(33,301)	(24,635)
Proceeds from exercises of stock options, net of withholding taxes paid on restricted stock units	5,520	642	4,944	(425)
Net cash provided by financing activities	277,515	204,777	489,518	402,196
Net change in cash and restricted cash	27,075	11,007	28,613	8,582
Cash and restricted cash, beginning of period	243,328	221,938	241,790	224,363
Cash and restricted cash, end of period	$270,403	$232,945	$270,403	$232,945

Key Operating Metrics and Financial Metrics

	Three Months Ended June 30,
	2018	2017
MW Deployed (during the period)	91	76
Cumulative MW Deployed (end of period)	1,360	1,027
Gross Earning Assets under Energy Contract (end of period)(in millions)(1)	$1,715	$1,229
Gross Earning Assets Value of Purchase or Renewal (end of period)(in millions)	$863	$665
Gross Earning Assets (end of period)(in millions)	$2,578	$1,894
Net Earning Assets (end of period)(in millions)(1)(2)(3)	$1,290	$1,095

	Three Months Ended June 30,
	2018	2017
Project Value, Contracted Portion (per watt)	$3.51	$3.89
Project Value, Renewal Portion (per watt)	$0.59	$0.58
Total Project Value (per watt)	$4.10	$4.47
Creation Cost (per watt)(4)(5)	$3.12	$3.37
Unlevered NPV (per watt)(1)	$0.98	$1.10
NPV (in millions)(1)	$77	$74

(1)	Numbers may not sum due to rounding.

(2)	Net Earning Assets for the period ending June 30, 2017 reflects changes owing to the adoption of new accounting standards.

(3)
The pass-through financing obligation used to calculate Net Earning Assets is reduced to the extent we expect the liability to be eliminated when the pass-through financing provider receives investment tax credits on assets it has funded, at which time the value of the credits is recognized as revenue. This amount is reflected in the current portion of the pass-through financing obligation. In the second quarter of 2018 the adjustment was $36.2 million.

(4)	Creation Cost for the period ending June 30, 2018 excludes a non-recurring item of $1.9 million for settlement of the consolidated state court class action lawsuit related to the IPO.

(5)
The presentation of Creation Cost for periods commencing with March 31, 2018 reflects changes made to the calculation owing to the adoption of new accounting standards. The presentation of Creation Cost for periods prior to March 31, 2018 remain as previously reported, as the new calculation and resulting recast financials would have resulted in immaterial changes in the Creation Cost for such prior periods.

Definitions
Creation Cost includes (i) certain installation and general and administrative costs after subtracting the gross margin on solar energy systems and product sales divided by watts deployed during the measurement period and (ii) certain sales and marketing expenses under new Customer Agreements, net of cancellations during the period divided by the related watts deployed.

Customers refers to all residential homeowners (i) who have executed a Customer Agreement or cash sales agreement with us and (ii) for whom we have internal confirmation that the applicable solar energy system has reached notice to proceed or “NTP”, net of cancellations.
Customer Agreements refers to, collectively, solar power purchase agreements and solar leases.
Gross Earning Assets represent the remaining net cash flows (discounted at 6%) we expect to receive during the initial term of our Customer Agreements (typically 20 or 25 years) for systems that have been deployed as of the measurement date, plus a discounted estimate of the value of the Customer Agreement renewal term or solar energy system purchase at the end of the initial term. Gross Earning Assets deducts estimated cash distributions to investors in consolidated joint ventures and estimated operating, maintenance and administrative expenses for systems deployed as of the measurement date. In calculating Gross Earning Assets, we deduct estimated cash distributions to our project equity financing providers. In calculating Gross Earning Assets, we do not deduct customer payments we are obligated to pass through to investors in pass-through financing obligations as these amounts are reflected on our balance sheet as long-term and short-term pass-through financing obligations, similar to the way that debt obligations are presented. In determining our finance strategy, we use pass-through financing obligations and long-term debt in an equivalent fashion as the schedule of payments of distributions to pass-through financing investors is more similar to the payment of interest to lenders than the internal rates of return (IRRs) paid to investors in other tax equity structures. We calculate the Gross Earning Assets value of the purchase or renewal amount at the expiration of the initial contract term assuming either a system purchase or a five year renewal (for our 25-year Customer Agreements) or a 10-year renewal (for our 20-year Customer Agreements), in each case forecasting only a 30-year customer relationship (although the customer may renew for additional years, or purchase the system), at a contract rate equal to 90% of the customer’s contractual rate in effect at the end of the initial contract term. After the initial contract term, our Customer Agreements typically automatically renew on an annual basis and the rate is initially set at up to a 10% discount to then-prevailing power prices. Gross Earning Assets Under Energy Contract represents the remaining net cash flows during the initial term of our Customer Agreements (less substantially all value from SRECs prior to July 1, 2015), for systems deployed as of the measurement date.
Gross Earning Assets Under Energy Contract represents the remaining net cash flows during the initial term of our Customer Agreements (less substantially all value from SRECs prior to July 1, 2015), for systems deployed as of the measurement date.
Gross Earning Assets Value of Purchase or Renewal is the forecasted net present value we would receive upon or following the expiration of the initial Customer Agreement term (either in the form of cash payments during any applicable renewal period or a system purchase at the end of the initial term), for systems deployed as of the measurement date.
MW Deployed represents the aggregate megawatt production capacity of our solar energy systems, whether sold directly to customers or subject to executed Customer Agreements, for which we have (i) confirmation that the systems are installed on the roof, subject to final inspection or (ii) in the case of certain system installations by our partners, accrued at least 80% of the expected project cost.
Net Earning Assets represents Gross Earning Assets less both project level debt and pass-through financing obligations, as of the same measurement date. Because estimated cash distributions to our project equity financing partners are deducted from Gross Earning Assets, a proportional share of the corresponding project level debt is deducted from Net Earning Assets.
NPV equals Unlevered NPV multiplied by leased megawatts deployed in period.
NTP or Notice to Proceed refers to our internal confirmation that a solar energy system has met our installation requirements for size, equipment and design.
Project Value represents the value of upfront and future payments by customers, the benefits received from utility and state incentives, as well as the present value of net proceeds derived through investment funds. Specifically, Project Value is calculated as the sum of the following items (all measured on a per-watt basis with respect to megawatts deployed under Customer Agreements during the period): (i) estimated Gross Earning Assets, (ii) utility or upfront state incentives,

(iii) upfront payments from customers for deposits and partial or full prepayments of amounts otherwise due under Customer Agreements and which are not already included in Gross Earning Assets and (iv) finance proceeds from tax equity investors, excluding cash true-up payments or the value of asset contributions in lieu of cash true-up payments made to investors. Project Value includes contracted SRECs for all periods after July 1, 2015.
Unlevered NPV equals the difference between Project Value and estimated Creation Cost on a per watt basis.

Investor Relations Contact:

Patrick Jobin
Vice President, Finance & Investor Relations
investors@sunrun.com
(415) 510-4986

Media Contact:

Georgia Dempsey
Director of Corporate Communications
press@sunrun.com
(415) 518-9418